Exhibit 99.1

Investor Contact:	August 25, 2003
Steve Belgrad, 303-394-7706

Media Contact:
Jane Ingalls, 303-394-7311

JANUS TO EXCHANGE DST SHARES FOR DST COMMERCIAL PRINTING
AND GRAPHICS DESIGN SUBSIDIARY

DENVER — Janus Capital Group Inc. (NYSE: JNS) today announced that the firm has signed a definitive agreement with DST Systems, Inc. (NYSE: DST) under which Janus will transfer to DST 32.3 million shares of DST common stock in exchange for 100% of a wholly owned DST subsidiary that’s currently part of DST’s Output Solutions segment. The subsidiary, which will be renamed JCG Partners after the transaction closes, will hold a commercial printing and graphics design business.

The definitive agreement is subject to customary closing conditions, including DST shareholder approval. The transaction is expected to close in the fourth quarter of 2003.

Janus and DST have agreed that DST will contribute cash to the subsidiary so that the value of the subsidiary is approximately equal to the value of the 32.3 million shares of DST common stock that Janus will transfer to DST in the exchange. The value of the DST common stock will be determined based on the average share price of DST during the 20 trading day period prior to the close of the transaction. If the average DST share price is between $30.00 and $34.50, the share price at which the exchange will occur will equal the DST share price as calculated. If the average DST share price is below $30.00 or above $34.50, the exchange will occur at $30.00 per share or $34.50 per share, respectively. Based on this pricing collar, the subsidiary will have an approximate total value of between $969 million and $1.114 billion, including cash ranging from approximately $854 million to $999 million. The subsidiary is not expected to contain any DST subordinated notes, as referenced in DST’s August 5 news release.

Janus currently owns 39.7 million shares of DST. After the transaction is completed, Janus will own 7.4 million shares of DST (approximately 9% ownership of DST following the exchange) but will no longer record any equity earnings from DST in its consolidated financial statements. No decision has been made regarding the timing or form of any future disposition of the remaining shares by Janus. Following the close of the transaction, Janus has agreed to give DST proxy voting rights for the remaining DST shares that Janus holds.

The transaction meets several business purposes for DST and Janus. As previously disclosed, Janus’ management team does not consider DST to be a strategic holding and has been working toward restructuring its DST stake in a transaction that will be beneficial to both Janus stockholders and bondholders.

“This transaction represents an important step toward our goal of having a more competitive business model,” said Janus Capital Group’s Chief Financial Officer Loren Starr. “Our objective is to be better positioned to strengthen our balance sheet and increase value to stockholders.”

Janus and DST have structured the transaction to qualify as a tax-free exchange under Section 355 of the Internal Revenue Code. It is a condition to closing that Janus receive tax opinions from Wachtell, Lipton, Rosen & Katz and Ernst & Young LLP to the effect that the transaction should qualify as a tax-free exchange. It is also a condition to closing that DST receive similar tax opinions from its advisors.

In addition to the commitments of JCG Partners, which are described below, the Janus Board of Directors will continue to evaluate various strategies aimed at strengthening the balance sheet and enhancing shareholder value. These strategies, which may or may not involve JCG Partners, include reduction of JNS debt and/or the extension of its average maturity, strategic acquisitions, dividend policy modifications and stock repurchase programs. Janus intends to discuss the potential impact of these strategies on its credit ratings with Moody’s Investors Service and Standard & Poor’s.

JCG Partners

JCG Partners will have its own board of directors, and current management will continue to run the day-to-day operations of the commercial printing and graphics design business. Janus intends to use JCG Partners’ commercial printing and graphics design capabilities in its corporate, institutional and shareholder servicing operations and is committed to increasing value in this business to benefit Janus shareholders. The commercial printing and graphics design business, which comprises approximately 420 employees, had revenues of $106 million in 2002.

As part of this transaction, JCG Partners will commit to:

•	invest at least $15 million in its printing and graphics business;

•	purchase approximately $350 million to $450 million of outstanding Janus debt; and

•	limit its purchases of JNS stock, if any, to no more than $300 million over the next three years.

JCG Partners will not distribute any cash or other assets to Janus.

Financial Advisors to Janus

Janus obtained primary financial advice regarding the transaction from Citigroup Global Markets and Morgan Stanley. The company also received financial advisory services from Merrill Lynch & Co. related to certain aspects of the transaction.

About Janus Capital Group Inc.

Based in Denver, Colorado, Janus Capital Group Inc. is a leading asset manager offering individual investors and institutional clients complementary asset management disciplines through the firm’s global distribution network. Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH) and Bay Isle Financial LLC. Prior to the close of the DST transaction, Janus Capital Group owns approximately 34% of DST Systems, Inc. The firm also owns 30% of Perkins, Wolf, McDonnell and Company, LLC.

This press release includes statements concerning potential future events and expectations involving Janus Capital Group Inc. and JCG Partners that could differ materially from the events that actually occur. The differences could be caused by a number of factors, including those factors identified in Janus’ Annual Report on Form 10-K for the year ended December 31, 2002, on file with the Securities and Exchange Commission (Commission file no. 001-15253). Forward-looking statements speak only as of the date that they are made, and Janus does not undertake any obligation to update any forward-looking statements.

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